NSAR ITEM 77C

Van Kampen American Capital Municipal Trust (VKQ)

(a)  A Special Meeting of Shareholders was held on October 23, 1996.

(b) The election of Trustees of Van Kampen American Capital Municipal Trust (the "Trust") included:

     None

(c)  The following were voted on at the meeting:

     1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.

         For     28,097,793     Against     622,320

     2) Approval of changes to Fundamental Investment Policies with respect to investments in other investment companies.

         For     14,700,310     Against     887,645


NSAR ITEM 77C

Van Kampen American Capital Municipal Trust (VKQ)


(a)  An Annual Meeting of Shareholders was held on May 28, 1997.

(b) The election of Trustees of Van Kampen American Capital Municipal Trust (the "Trust") included:

     Rod Dammeyer and Wayne W. Whalen

(c)  The following were voted on at the meeting:

     1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.

         For     30,592,365     Against     482,368

     4) For each VK Fund, to Ratify the Selection of KPMG Peat Marwick LLP Independent Public Accountants for its Current Fiscal Year.

         For     31,211,841     Against     132,562


NSAR ITEM 77O

Van Kampen American Capital Municipal Trust
10f-3 Transactions

                                                       Amount of            % of             Date of
Underwriting #     Underwriting     Purchased From     shares Purchased     Underwriting     Purchase
--------------     ------------     --------------     ----------------     ------------     --------

             1     New York
                   City GO          Smith Barney              5,000,000           0.553%      04/11/97

             2     NY City Water    Paine Webber              2,000,000           0.690%      08/05/97